NEWS RELEASE

Contact: Bob Cardon, Dynatronics Corporation
800-874-6251 or 801-568-7000

Dynatronics Announces First Quarter Results

Salt Lake City, Utah (November 14, 2011) – Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal first quarter ended September 30, 2011.

Sales for the quarter ended September 30, 2011, increased one percent to $7,996,802, compared to $7,919,288 for the quarter ended September 30, 2010. Net loss for the quarter ended September 30, 2011, was $68,259 ($.01 per common share), compared to net income of $17,012 ($.00 per common share) for the same quarter in the prior fiscal year.

“Significant investment in R&D, combined with higher selling expenses associated with developing the Group Purchasing Organization (GPO) business, diminished our bottom-line results for the quarter,” stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. “Investing in the future through development of new products and cultivation of new sales opportunities like the GPOs can have a short-term negative impact on profitability, as it has this quarter, but is essential to the long-term financial health of the company.”

“We expect to introduce new products in the spring of 2012 at which point R&D expenditures are expected to return to more traditional levels.  In addition, we expect to see greater progress with GPO’s and national accounts in the coming quarters that will help justify the investment currently being made to cultivate that business,” continued Cullimore.

In 2011, Dynatronics announced the signing of contracts with four GPOs: Premier, Inc., Amerinet, Inc., FirstChoice Cooperative and Champs Group Purchasing. These contracts became effective in March and June 2011.

“Developing business through these GPO contracts and seeking additional contracts with other GPOs and national accounts will continue to be a major focus for us for the next several years,” stated Larry K. Beardall, executive vice president of sales and marketing. “Our sales directors are busy training our sales representatives on converting the new GPO clinics and hospitals to our brand. In addition, we are working with a dozen additional GPO groups and national accounts to sign preferred vendor contracts,” added Beardall.

“With the new products under development and the potential of increased sales to new GPO clinics and national accounts, we continue to be optimistic about the future,” Cullimore concluded.

Dynatronics has scheduled a conference call for investors on Monday, November 14, 2011, at 1:30 p.m. ET. Those wishing to participate should call (800) 926-5230 and use access code 5687000.

Following is a summary of the financial results as of September 30, 2011 and 2010, and for the three-month periods then ended:

Summary Selected Financial Data
Statement of Income Highlights

	Three Months Ended
	September 30,
	2011	2010

Net sales	$7,996,802	$7,919,288
Cost of sales	4,994,704	4,967,455
Gross profit	3,002,098	2,951,833
SG&A expenses	2,694,867	2,500,517
R&D expenses	356,347	349,796
Other expenses, net	56,812	71,783
Net income (loss) before income taxes	(105,928)	29,737
Income tax benefit (provision)	37,669	(12,725)

Net income (loss)	$(68,259)	$17,012
Diluted income (loss) per common share	$(0.01)	$0.00

Balance Sheet Highlights

	September 30,	June 30,
	2011	2011
Cash	$340,962	$384,904
Accounts receivable	3,862,602	3,672,128
Inventories	5,789,189	5,647,815
Total current assets	10,758,879	10,432,811
Total assets	15,141,152	14,819,181

Accounts payable	2,150,552	2,127,163
Accrued expenses	358,706	379,336
Line of credit	3,191,971	2,583,937
Total current liabilities	6,653,876	5,880,080
Total liabilities	8,879,399	8,204,022
Total liabilities and equity	15,141,152	14,819,181

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements such as the statement regarding expectations for future new product line introductions and growth from GPO contracts. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company’s SEC reports including, but not limited to, the report on
Form 10-K for the year ended June 30, 2011.